Exhibit 10(II)
TECHNOLOGY LICENSE AGREEMENT
     THIS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into this 30th day of October, 2009 between SOUTHERN MUTUAL INSURANCE COMPANY, a Georgia mutual fire insurance company (“Southern Mutual”) and DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company (“Donegal Mutual”).
WITNESSETH:
     WHEREAS, Southern Mutual, in order to obtain additional surplus and assure its future competitive viability, entered into a Surplus Note Purchase Agreement (the “Note Purchase Agreement”) dated as of September 8, 2009 with Donegal Mutual;
     WHEREAS, Donegal Mutual purchased on the date hereof a surplus note (the “Surplus Note”) of Southern Mutual in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) pursuant to the Note Purchase Agreement;
     WHEREAS, a condition precedent to Donegal Mutual’s purchase of the Surplus Note is that Southern Mutual and Donegal Mutual enter into this Agreement whereby Donegal Mutual will license certain of its computer applications and systems to Southern Mutual on the terms and conditions set forth in this Agreement; and
     WHEREAS, Southern Mutual and Donegal Mutual are also entering into a Services Agreement whereby Donegal Mutual will provide advice and assistance to Southern Mutual in connection with its on-going business operations including the IT System (as defined below);
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, Donegal Mutual and Southern Mutual agree as follows:
     1. Definitions. In this Agreement:
          (a) “Applications” means the data processing and computer applications listed on Exhibit A to be licensed by Donegal Mutual for use by Southern Mutual for the following purposes:
               (1) policy underwriting, issuance and administration;
               (2) claims administration;
               (3) investment management;

               (4) payroll administration;
               (5) financial and tax accounting, bookkeeping, recordkeeping and reporting, including preparation and keeping of financial journals, ledgers, records, reports and returns relating to all categories of cash inflows and outflows, accounts payable and receivable, income accrued or received, expenses accrued or paid, assets and liabilities; and
               (6) general applications to support the foregoing and other aspects of Southern Mutual’s business as mutually agreed by Southern Mutual and Donegal Mutual from time to time.
          (b) “Data” means the following three types of data:
               (1) “Form Data,” which means data used to populate Application templates to generate standard forms such as application forms, policy forms, claims forms and financial reporting forms;
               (2) “Input Data,” which means data to be processed or used by an Application to generate Output Data, such as the information submitted by a policy applicant; and
               (3) “Output Data,” which means data generated by processing Input Data and/or Form Data on the Applications, such as a completed policy form.
          (c) “Hardware” means all computers, servers, processors, routers, communications equipment, storage equipment and other devices, equipment, peripherals and hardware owned by, or leased or licensed to, Donegal Mutual and used or useful in operating the Software.
          (d) “IT System” means the Applications, Hardware and Software but excludes the Data.
          (e) “Software” means the machine readable object code installed and operated on the Hardware for the products listed on Exhibit A hereto as necessary or useful to support the Applications, as the same may be supplemented, updated, modified or replaced by Donegal Mutual in its reasonable discretion from time to time during the term of this Agreement.
          (f) “User Documentation” means all user documentation, manuals and other materials, whether in paper, electronic or other form, provided by Software vendors and/or Donegal Mutual with respect to the Applications.

     2. IT Services and License. Upon the terms and subject to the conditions set forth in this Agreement, Donegal Mutual will provide Southern Mutual with access to and use of the Applications on Donegal Mutual’s IT System as follows:
          (a) Customization of Applications. Donegal Mutual and Southern Mutual agree to establish, within 30 days from the date of this Agreement, a technology transition team consisting of employees of Donegal Mutual and employees of Southern Mutual to facilitate the customization of the Applications for use by Southern Mutual, with commencement of Southern Mutual’s use of the Applications expected to occur within six months of the date of this Agreement. Southern Mutual will continue to bear the costs of operating its own existing IT systems as so authorized.
          (b) Hosting of IT System. Donegal Mutual will host the IT System on its Hardware and will supply all Software and Applications to Southern Mutual. Southern Mutual will supply all Form Data to populate the Applications, and Donegal Mutual will host the Form Data on its Hardware. Southern Mutual will be responsible for reviewing, updating and maintaining the Form Data during the term of this Agreement.
          (c) Administration and Maintenance of IT System. Donegal Mutual will provide, or contract with third parties to provide, all administration and maintenance of Donegal Mutual’s IT System, including routine and emergency servicing and maintenance of Hardware and Software, installation and testing of all updates, new versions and patches to the Software as recommended by the vendors and/or agreed by such vendors and Donegal Mutual, routine backup of all Software and Data files hosted on the Hardware, monitoring and implementation of security procedures.
          (d) Access to IT System. Southern Mutual and Donegal Mutual will agree to a mutually acceptable process to allow Southern Mutual to designate and change its authorized employee users from time to time. Authorized users may have full or partial access to Data and the IT System, and will have designated rights to process Data on the Applications, as designated by mutual agreement of Southern Mutual and Donegal Mutual. Authorized users who work in designated Southern Mutual facilities will have networked access to the Applications and will also have the ability to access certain Applications over the Internet. Southern Mutual agents who are so designated by Southern Mutual will have comparable access to and use of Donegal Mutual’s WritePro System and WriteBiz System and Donegal Mutual’s website as is afforded to agents of Donegal Mutual who are so designated by Donegal Mutual.
          (e) Facilities Required. All Southern Mutual authorized users will need the communications facilities and services and computer equipment designated in the relevant User Documentation, which will generally include a dedicated high-speed communications link to the IT System (to be arranged by Donegal Mutual at Southern Mutual’s cost) for networked access, high-speed Internet access and appropriate computer systems, scanners, printers and other peripherals, local area networks and other hardware and software. All such facilities will be the responsibility of Southern Mutual and not Donegal Mutual.
          (f) User Documentation. Donegal Mutual will provide Southern Mutual with such access to User Documentation in Donegal Mutual’s possession or control relating to the Applications as is necessary to permit use of the Applications by Southern Mutual as described in this Agreement.
          (g) Training. At the conclusion of the customization of Applications pursuant to Section 2(a), Donegal Mutual will provide initial training for Southern Mutual personnel at the facilities of Southern Mutual as mutually agreed by Southern Mutual and Donegal Mutual and Donegal Mutual shall bear the expenses of providing training to Southern Mutual’s personnel.
          (h) Form Data and Input Data. Southern Mutual will bear all responsibility for generating and inputting all Form Data and Input Data onto the IT System.
          (i) Output Data. Donegal Mutual will use commercially reasonable efforts to ensure that the IT System is capable of generating Output Data using the Form Data and Input Data supplied by Southern Mutual.
          (j) Data Transfers, Storage and Retrieval. All electronic files will reside on Donegal Mutual’s servers at facilities owned or controlled by Donegal Mutual. In appropriate circumstances, cached or downloaded files may reside at Southern Mutual’s facilities on a temporary or permanent basis.
          (k) Customer Support. Donegal Mutual will provide Southern Mutual’s authorized users with access to and use of its help desk resources for the same purposes and at the same service levels and hours as those made available to employees of Donegal Mutual.
          (l) Southern Mutual, for purposes of its customer privacy policy, hereby acknowledges that the Donegal Mutual employees providing the services described in this Agreement constitute a third-party insurance service provider and are authorized to have access to nonpublic personal financial information of the policyholders of Southern Mutual in order to perform their responsibilities under this Agreement.
          (m) Donegal Mutual shall use its best efforts to provide the services described above and such other or additional services as Southern Mutual’s Board of Directors may from time to time request pursuant to this Agreement in such manner as Southern Mutual’s Board of Directors, in its business judgment, exercised in accordance with applicable law, deems necessary or appropriate. Notwithstanding the foregoing, Southern Mutual agrees that Donegal Mutual shall have no obligation to provide services to Southern Mutual of a quality greater than the quality of such services that Donegal Mutual maintains for its own operations. Donegal Mutual shall include the services to be rendered by it to Southern Mutual pursuant to this Agreement in Donegal Mutual’s disaster recovery plans.
     3. Financial Arrangements.
          (a) In consideration of the Quota Share Reinsurance Agreement between Southern Mutual and Donegal Mutual, Donegal Mutual shall not charge Southern Mutual for the license and support to be provided pursuant to Section 2 of this Agreement.
          (b) Southern Mutual will pay from its own funds all of its own operating costs and expenses.
          (c) Southern Mutual will be solely responsible for, and will hold harmless and indemnify Donegal Mutual, including its successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement in connection with Donegal Mutual’s provision of services to Southern Mutual, unless such loss, claim, damage, liability or expense results from the negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to Southern Mutual.
          (d) Donegal Mutual will be solely responsible for, and will hold harmless and indemnify Southern Mutual, including its successors, officers, directors, employees, agents and affiliates, from and against all losses, claims, damages, liabilities and expenses, including any and all reasonable expenses and attorneys’ fees and disbursements incurred in investigating, preparing or defending against any litigation or proceeding, whether commenced or threatened, or any other claim whatsoever, whether or not resulting in any liability, suffered, incurred, made, brought or asserted by any person not a party to this Agreement resulting from any failure of Donegal Mutual to obtain all required legal rights to use the IT System as described in Section 4(b) of this Agreement and to obtain all required licenses necessary for that use, negligence, willful misconduct or fraud of Donegal Mutual or its officers, directors, employees, agents or affiliates or any other person engaged by Donegal Mutual to provide services to Southern Mutual.
     4. Intellectual Property Rights.
          (a) Donegal Mutual and/or its licensors/vendors will retain ownership of all rights in the IT System, including the Southern Mutual customization work product for the Applications. All access to and use by Southern Mutual of the IT System hereunder will be a revocable license limited to the scope and purposes enumerated in this Agreement, and Southern Mutual will acquire no other rights in the aforesaid items under this Agreement. Notwithstanding the foregoing, Southern Mutual will retain a non-exclusive license to customization work product for the Applications.
          (b) Donegal Mutual has the full legal right to use the IT System and to provide the Applications in accordance with this Agreement and to obtain all required licenses for that use. The provision of the Applications and the use of the IT System and any other material or services provided or licensed to Southern Mutual under this Agreement will not infringe upon the proprietary rights of any Third Party.
          (c) Southern Mutual will own all rights in the Form Data and Input Data.
          (d) Output Data may comprise derivative works that include elements of Input Data, Form Data and the Applications or Software. Any tangible copies embodying Output Data can be used and retained by Southern Mutual but retention of those rights does not imply ownership of the IT System.
          (e) Southern Mutual and Donegal Mutual will coordinate their respective trade secret protection, privacy and information security policies so as to ensure each complies with (i) all applicable laws and regulations, (ii) all applicable contractual commitments to third parties and (iii) best business practices.
          (f) Southern Mutual shall not, and shall not permit any of its employees, to disclose, whether orally, in writing or electronically, any confidential information regarding the IT System to any person except authorized employees of Southern Mutual and Donegal Mutual.
          (g) Donegal Mutual agrees that its employees performing the services contemplated by this Agreement shall not disclose any nonpublic personal financial information about the policyholders of Southern Mutual in violation of applicable law and the customer privacy policy of Southern Mutual.
     5. Risk Allocations.
          (a) Southern Mutual will be responsible for accuracy and entry of all Input Data and Form Data. Southern Mutual will ensure that all its access control representatives and authorized users do not use the IT System or any Data held on the IT System (i) for any unlawful purpose, (ii) in any manner that may cause harm to the IT System or any data residing on the IT System, (iii) to provide services for any other business (whether for a fee or not) as a service bureau or otherwise or (iv) for any purpose other than to operate the Applications for Southern Mutual.

          (b) Both Southern Mutual and Donegal Mutual will implement commercially reasonable security procedures.
          (c) Except as expressly set forth in this Agreement, neither Donegal Mutual nor Southern Mutual makes any representation or warranty to the other, express or implied, including, without limitation, any warranty of description, merchantability or fitness for a particular purpose.
          (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ELSEWHERE TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN RESPECT OF THE SERVICES AND LICENSES THAT ARE THE SUBJECT OF THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, COLLATERAL, EXEMPLARY, PUNITIVE, ENHANCED, SPECIAL OR OTHER SIMILAR DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING LOST PROFITS TO THE OTHER PARTY FROM FUTURE BUSINESS OPPORTUNITIES, LOSS OF USE OR REVENUE, LOSS OF SAVINGS OR LOSSES BY REASON OF THE COST OF CAPITAL, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT OR SHOULD HAVE ANTICIPATED, THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.
          (e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR CLAIMS, DAMAGES, LIABILITIES AND EXPENSES AS DESCRIBED IN SECTION 3(e) OF THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY REASON AND UPON ALL CLAIMS OR CAUSES OF ACTION WILL BE LIMITED TO A MAXIMUM OF THE AGGREGATE AMOUNT OF THE FEES AND EXPENSES PAID OR PAYABLE BY SOUTHERN MUTUAL TO DONEGAL MUTUAL UNDER THIS AGREEMENT. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 5(e) APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE, INCLUDING BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EXCEPT FOR CLAIMS, DAMAGES, LIABILITIES AND EXPENSES AS DESCRIBED IN SECTION 3(e) OF THIS AGREEMENT.
          (f) Donegal Mutual will not be held responsible or incur any liability for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure results from causes beyond its control, including fire, flood, explosion, war, labor dispute, embargo, government requirement, civil or military authority, natural disasters or other similar types of situations. If such a situation occurs, Donegal Mutual will give prompt notice to Southern Mutual and Donegal Mutual will use commercially reasonable efforts to resume performance, to the extent possible, as soon as practical after the cessation of the situation. This Section 5(f) will not relieve Southern Mutual of its obligation to pay all fees and expenses that are due Donegal Mutual but may be the basis for a delay in payment.
     6. Miscellaneous Provisions.
          (a) This Agreement is effective on the Closing Date (as defined in the Note Purchase Agreement) and will terminate on December 31, 2014, except if extended by Southern Mutual as provided in Section 6(b); provided, however that this Agreement may be terminated at any time prior to such date in any of the following events:
               (i) By Donegal Mutual, upon written notice to Southern Mutual, if Southern Mutual becomes insolvent or becomes subject to any voluntary or involuntary conservatorship, rehabilitation, receivership, reorganization, liquidation or bankruptcy case or proceeding or the surplus of Southern Mutual is less than the minimum amount of surplus required by the laws of the State of Georgia for the classes of insurance Southern Mutual is then transacting;
               (ii) By Donegal Mutual, upon written notice to Southern Mutual, if the designees of Donegal Mutual cease to constitute a majority of the members of the Board of Directors of Southern Mutual;
               (iii) By Southern Mutual, upon written notice to Donegal Mutual, if Donegal Mutual becomes insolvent or becomes subject to any voluntary or involuntary conservatorship, receivership, reorganization, liquidation or bankruptcy case or proceeding;
               (iv) By Southern Mutual, upon written notice to Donegal Mutual, subsequent to payment in full of the Surplus Note; or
               (v) By Donegal Mutual or Southern Mutual, upon written notice to the other, upon the termination of the Services Agreement in accordance with its terms. Termination of this Agreement pursuant to this section 6(a)(v) shall be effective on the same date as the termination of the Services and Affiliation Agreement becomes effective.
          (b) Subject to Section 6(a), Southern Mutual shall have the option to extend the term of this Agreement for one additional year upon delivery of a written notice of extension to Donegal Mutual not later than 90 days prior to the expiration of the then current term. Southern Mutual will have the right to exercise the extension option for five successive years commencing with an option to extend the scheduled termination date of December 31, 2014 to December 31, 2015 and ending with an option to extend the termination date to December 31, 2019.
          (c) Any termination of this Agreement by Donegal Mutual pursuant to Sections 6(a)(i), 6(a)(ii) or 6(a)(v) of this Agreement shall only become effective after (i) 18 months after written notice of such termination is given to Southern Mutual by Donegal

Mutual and (ii) subject to the receipt of any necessary insurance regulatory approvals and filings.
          (d) Donegal Mutual agrees that upon termination or expiration of this Agreement for any reason, Donegal Mutual will exercise commercially reasonable efforts and cooperation to effect an orderly and efficient transition to a successor provider of Applications.
          (e) Southern Mutual will be responsible for any federal, state or local income, excise, ad valorem, sales or use taxes imposed with respect to the services and license made available or provided under this Agreement other than any tax that may be imposed on the income of Donegal Mutual.
          (f) Donegal Mutual will arrange for all Data residing on its Hardware to be covered by any insurance coverage it maintains for other data residing on its Hardware, and the incremental cost of such coverage will be for the account of Southern Mutual.
          (g) All notices or other communications required or permitted under this Agreement shall be given in writing and shall be given by confirmed facsimile or registered mail, postage prepaid, addressed as follows:
          if to Southern Mutual, to:
Southern Mutual Insurance Company
360 Alps Road
Athens, Georgia 30606
Attention: Allen R. Green, President
Facsimile: 706-549-7855
          if to Donegal Mutual, to:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: Donald H. Nikolaus, President
Facsimile: 717-426-7009
Such notice will be given at such other address or to such other representative as a party to this Agreement may furnish pursuant to this Section 6(g) to the other party to this Agreement.
          (h) No assignment, transfer or delegation, whether by merger or other operation of law or otherwise, of any rights or obligations under this Agreement will be made by a party to this Agreement without the prior written consent of the other party to this Agreement and, if required by applicable law, the Commissioner of Insurance of the State of Georgia and any other insurance regulatory authority having jurisdiction over this Agreement. This Agreement will be binding upon the parties hereto and their respective permitted successors and assigns.
          (i) This Agreement constitutes the entire agreement of the parties to this Agreement with respect to its subject matter, supersedes all prior agreements, if any, of the parties to this Agreement with respect to its subject matter and may not be amended except in writing signed by the party to this Agreement against whom the change is asserted. The failure of any party to this Agreement at any time or times to require the performance of any provision of this Agreement will in no manner affect the right to enforce the same and no waiver by any party to this Agreement of any provision or breach of any provision of this Agreement in any one or more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or breach of any other provision of this Agreement.
          (j) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
          (k) This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SOUTHERN MUTUAL INSURANCE COMPANY
By:	/s/ Allen R. Green
Allen R. Green, President

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

EXHIBIT A

Network Software:

ImageRight	Electronic Document Imaging
Allenbrook	Commercial Underwriting and Policy Issuance
www.donegalgroup.com	Internet Web Site Functionality
WritePro	Personal Lines Automated Underwriting and Policy Issuance System (Proprietary)
WriteBiz	Commercial Lines Automated Underwriting and Policy Issuance System (Proprietary)
SCSI (JBIAS)	Report Ordering Software Utilized in WritePro Application
Cold Fusion Web Software	Web Site Development Tool
Oracle	Database Management
Cognos	Database Report Writing Tool
Polk	Vehicle Identification Number Database
Map Info	Mapping Software used in WritePro
Mapquest	Location Software used for the Website Agency Locater
Transall	Print Software used within Allenbrook
Group1, PC Finalist	Address Verification Software
CITRIX	Remote Access
CA, Allenbrook Interface	Interfaces Allenbrook to the Mainframe Applications
Quest Reporter	Report Writing Tool used in WritePro
Blue Cod Products	Add-on Products to the Allenbrook Application
Phoenix Direct	Agency Front-End to Allenbrook
ACORD AL3	Industry-Standard Interface used in Data Transmission to and from Agency Systems
ISO, PPC Location, WP	Software used to Code Property Protection Classes in WritePro
SQL for WritePro	Programming Language used in WritePro
Guidewire Claims Center	Claims Management
ADP	Payroll
Great Plains Dynamics	General Ledger and Accounts Payable
Sungard EPS	Investment Accounting

A-1

Mainframe Software:

CA QA Hyperstation	Mainframe Quality Assurance Management
Docucorp	Policy Document Maintenance
CSC V7	Policy Management and Billing System
BCMS	Account Billing System
IBM VM	Mainframe Operating System Software
IBM System Software	Mainframe Operating System Software
CA System Software	Mainframe Operating System Software
MacKinney	Mainframe Operating System Software
Finalist	Address Verification Software
CompuWare System Software	Mainframe Operating System Software
Polk	Vehicle Identification Number Database
Solimar	Mainframe Interface to ImageRight

A-2